UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

FiscalNote Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	N/A
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1201 Pennsylvania Avenue NW, 6th Floor Washington, D.C.	20004
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Class A common stock, par value $0.0001 per share	New York Stock Exchange

Warrants to purchase one share of Class A common stock, each at an exercise price of $11.50 per share	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-261483

Securities to be registered pursuant to Section 12(g) of the Act: N/A

Explanatory Note

This Registration Statement on Form 8-A is being filed by FiscalNote Holdings, Inc. (the “Company”), formerly known as Duddell Street Acquisition Corp., with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of the Company’s Class A common stock, par value $0.0001 per share (the “Company Common Stock”), and its warrants to purchase shares of Company Common Stock (the “Company Warrants”) from The Nasdaq Capital Market to the New York Stock Exchange.

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Company Common Stock and Company Warrants.

The description of the Company Common Stock and Company Warrants registered hereunder is set forth under the heading “Description of New FiscalNote Securities” in the proxy statement/prospectus included in the Company’s registration statement on Form S-4 (File No. 333-261483), initially filed with the SEC on December 3, 2021, as subsequently amended, and is incorporated herein by reference.

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the registrant are registered on the New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Company has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

Very truly yours,

FiscalNote Holdings, Inc.

By:	/s/ Tim Hwang
	Name:	Tim Hwang
	Title:	Chief Executive Officer

Dated: July 29, 2022